NORWEST FINANCIAL, INC.

        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                           Exhibit (12)





                                        Years Ended December 31,

                                         (Thousands of Dollars)

                           1996        1995        1994       1993       1992

Net earnings             $276,331    $267,941    $223,340   $203,297   $164,204


Add:

  Fixed charges:

  Interest including
  amortization of
  debt expense            372,859     359,079     259,605    242,440    236,337

  One-third of
  rentals*                 10,748      10,317       9,747     10,146      8,207

  Total fixed
  charges                 383,607     369,396     269,352    252,586    244,544

  Provision for
  income taxes            148,096     147,873     116,900    104,228     84,334


Total net earnings,
  fixed charges and
  income taxes -
  "Earnings"             $808,034    $785,210    $609,592   $560,111   $493,082


Ratio of earnings
  to fixed charges           2.11        2.13        2.26       2.22       2.02



*One-third of rentals is deemed representative of the interest factor.